                                                          Rule 424(b)(3)
                                                          File No. 33-62479

Pricing Supplement No. 56                                 Dated: October 2, 1997
(To Prospectus dated October 6, 1995
Prospectus Supplement dated October 17, 1995)



U.S.$2,500,000,000

Heller Financial, Inc.

Medium-Term Notes, Series G

(Registered Notes - Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $50,000,000                             Issue Price: 100%

Original Issue Date: October 7, 1997       Stated Maturity Date: October 7, 1998

Form: [X] Book-Entry [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
  (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
  (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
  (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [ ] Commercial Paper Rate [ ] LIBOR [ ] Treasury Rate
  [ ] Federal Funds Rate [X] Prime Rate [ ] Other: Fixed

Interest Reset Period: Daily

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
Each Business Day, up to but excluding the Stated Maturity Date, provided that there will be a Two Business Day cutoff prior to each Interest Payment Date and the Stated Maturity Date.


Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 7th day for January, April, July and October beginning January 7, 1998, up to and including the Stated Maturity Date.

Interest Determination Date(s): Daily

                                                      Rule 424(b)(3)
                                                      File No. 33-62479

Pricing Supplement No. 56                             Dated: October 2, 1997
(To Prospectus dated October 6, 1995
Prospectus Supplement dated October 17, 1995)




Initial Interest Rate: To be determined

Index Maturity: Daily

Day Count Convention: Act/360

Maximum Interest Rate: N/A                            Minimum Interest Rate: N/A

Spread (+/-): -2.80%                                  Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
  Initial Redemption Date:
  The Redemption Price shall initially be    % of the principal amount of the
  Note to be redeemed and shall decline at each anniversary of the Initial
  Redemption Date by    % of the principal amount to be redeemed until the
  Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
  Optional Repayment Dates:
  Optional Repayment Prices:

Repayment Provisions:
  (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .05%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 56
                       UNDER MTN-SERIES G PROGRAM: $1,719,750,000.00
                   b)  CUSIP #42333HHR6

Agent:   Goldman, Sachs & Co.
         85 Broad Street
         27th Floor
         New York, New York 10004